Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street	August 1, 2007
	San Jose, CA 95112-4598	For Immediate Release

Contact:	Marty Kropelnicki (408) 367-8200 (analysts)
Shannon Dean (310) 257-1435 (media)
CAL WATER ANNOUNCES SECOND QUARTER 2007 RESULTS AND
COMPANY DECLARES 251ST CONSECUTIVE QUARTERLY DIVIDEND
     SAN JOSE, CA — California Water Service Group (NYSE : CWT) today announced net income of $7.7 million and earnings per common share of $0.37 for the second quarter of 2007, compared to net income of $5.7 million and earnings of $0.31 per common share in the second quarter of 2006.
     Revenues increased by $14.7 million, or 18%, to $95.8 million, benefiting from a $9.9 million increase in water sales to existing customers, a $4.0 million increase in rates, and $0.8 million in sales to new customers.
     Total operating expenses for the second quarter of 2007 increased by $12.9 million, or 18%, to $84.4 million. Included in this category is a $7.1 million increase in water production costs, due largely to the increase in customer water usage and higher costs for wholesale water purchases.
     Other operations expenses increased $1.9 million, or 8%, to $25.3 million, due partially to an increase of $0.7 million in outside services for various initiatives, including preparation for the 2007 General Rate Case; $0.3 million for California Public Utilities Commission fees, which are based upon revenues; and an increase of $0.2 million in general payroll increases that took effect January 2007.
     Maintenance expense increased by $1.8 million, or 53%, to $5.2 million for the quarter, due to an increase in repairs to water mains and services.
     Depreciation expense increased $0.7 million, or 10%, to $8.4 million, as a result of increases in 2006 utility plant.
     Property and taxes other than income taxes increased $0.4 million, or 13%, to $3.4 million, as a result of higher franchise fees and property taxes, while total income taxes increased $1.3 million, or 32%, to $5.4 million because of higher pre-tax income.
     Other income increased $0.4 million, or 88%, to $0.8 million, mainly due to interest on short-term and other investments. There were no property sales in the second quarter of 2007, compared to property sales of $0.3 million in the second quarter of 2006.
     For the six months ended June 30, 2007, net income increased $2.8 million, or 42%, to $9.3 million, compared to $6.5 million for the same period in the previous year. Earnings per share increased $0.10, or 27%, to $0.45, compared to $0.35 for the same period. Revenues for the six months increased $21.0 million, or 14%, to $167.4 million, compared to $146.3 million for the same period in the previous year.
     “Continuing dry weather boosted our revenues in the second quarter of 2007, as did our continued efforts to improve the process to recover cost increases in water rates,” said Peter C. Nelson, President and Chief Executive Officer.
     Nelson noted that during the quarter, the company prepared its 2007 General Rate Case (GRC) for its company headquarters and eight districts. As part of this filing, the company requested that it be allowed to recover certain corporate costs associated with health care and employee welfare programs, Sarbanes-Oxley compliance, and general administration expenses. If the company headquarters or centralized services application is approved and adopted by the Commission, Cal Water will be allowed to recover these costs across all districts at once, thus greatly reducing the delay in recovery that occurred previously when company headquarters costs were phased into rates only as districts filed separate General Rates Cases on a three-year schedule.
     Among the programs proposed by Cal Water in the centralized services filing were additional programs to promote conservation. “We share the Commission’s commitment to encouraging wise water use, and with the recent dry weather, our conservation efforts are more important than ever,” Nelson said.
     At their meeting on July 25, 2007, the Directors of California Water Service Group (NYSE:CWT) declared the Company’s 251st consecutive quarterly dividend on common stock. The quarterly dividend of $0.2900 will be payable on August 17, 2007, to stockholders of record on August 6, 2007. The Board also declared a regular dividend on Series C preferred stock.
     All stockholders and interested investors are invited to listen to the 2007 second quarter conference call on August 2, 2007, at 11:00 a.m. (EDT), by dialing 1-866-253-5757 and keying in ID# 1100221. A replay of the call will be available from 2:00 p.m. (EDT) on August 2, 2007, through October 1, 2007, at 888-266-2081, ID# 1100221. The call, which will be hosted by President and Chief Executive Officer Peter C. Nelson and Vice President and Chief Financial Officer Martin A. Kropelnicki, will also be webcast under the investor relations tab at www.calwatergroup.com.
     California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., and CWS Utility Services. Together these companies provide regulated and non-regulated water service to more than 2 million people in 100 California, Washington, New Mexico, and Hawaii communities. The Group’s common stock trades on the New York Stock Exchange under the symbol “CWT”.
     This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies; the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.
     Additional information is available at our Web site at www.calwatergroup.com.
     Attachments (3).

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited

(In thousands, except per share data)	June 30	December 31
	2007	2006
ASSETS
Utility plant:
Utility plant	$1,394,883	$1,344,415
Less accumulated depreciation and amortization	(420,321)	(402,940)

Net utility plant	974,562	941,475

Current assets:
Cash and cash equivalents	29,842	60,312
Receivables
Customers	23,050	19,526
Other	6,134	6,700
Unbilled revenue	14,698	11,341
Materials and supplies at average cost	4,742	4,515
Prepaid pension expense	—	1,696
Taxes and other prepaid expenses	5,587	5,534

Total current assets	84,053	109,624

Other assets:
Regulatory assets	93,861	93,785
Other assets	22,008	20,135

Total other assets	115,869	113,920

	$1,174,484	$1,165,019

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$207	$207
Additional paid-in capital	211,681	211,513
Retained earnings	163,830	166,582

Total common stockholders’ equity	375,718	378,302
Preferred stock	3,475	3,475
Long-term debt, less current maturities	291,299	291,814

Total capitalization	670,492	673,591

Current liabilities:
Current maturities of long-term debt	1,778	1,778
Accounts payable	37,988	33,130
Accrued expenses and other liabilities	32,503	35,317

Total current liabilities	72,269	70,225

Unamortized investment tax credits	2,541	2,541
Deferred income taxes, net	69,472	69,503
Pension and postretirement benefits other than pensions	48,584	48,584
Regulatory and other liabilities	33,629	33,411
Advances for construction	165,819	157,660
Contributions in aid of construction	111,678	109,504

Commitments and contingencies	$1,174,484	$1,165,019

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In thousands, except per share data)
For the three months ended:

	June 30,	June 30,
	2007	2006

Operating revenue	$95,782	$81,102

Operating expenses:
Water production costs	37,271	30,210
Other operations	25,274	23,399
Maintenance	5,241	3,432
Depreciation and amortization	8,380	7,640
Income taxes	4,792	3,753
Property and other taxes	3,435	3,045

Total operating expenses	84,393	71,479

Net operating income	11,389	9,623

Other income and expenses:
Non-regulated revenue	3,423	2,206
Non-regulated expenses	(1,966)	(1,800)
Gain (loss) on sale of non-utility property	(83)	323
Less: income taxes on other income and expenses	(560)	(297)

	814	432

Interest expense:
Interest Expense	4,926	4,970
Less: capitalized interest	(450)	(625)

Net interest expense	4,476	4,345

Net income	$7,727	$5,710

Earnings per share
Basic	$0.37	$0.31

Diluted	$0.37	$0.31

Weighted average shares outstanding
Basic	20,666	18,407

Diluted	20,690	18,427

Dividends per share of common stock	$0.2900	$0.2875

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In thousands, except per share data)

For the six months ended:	June 30,	June 30,
	2007	2006

Operating revenue	$167,352	$146,318

Operating expenses:
Water production costs	63,084	51,639
Other operations	48,930	47,187
Maintenance	9,750	7,330
Depreciation and amortization	16,781	15,349
Income taxes	5,336	4,041
Property and other taxes	6,840	6,221

Total operating expenses	150,721	131,767

Net operating income	16,631	14,551

Other income and expenses:
Non-regulated revenue	6,465	4,355
Non-regulated expenses	(3,717)	(3,339)
Gain (loss) on sale of non-utility property	(83)	348
Less: income taxes on other income and expenses	(1,086)	(556)

	1,579	808

Interest expense:
Interest Expense	9,852	9,667
Less: capitalized interest	(950)	(850)

Net interest expense	8,902	8,817

Net income	$9,308	$6,542

Earnings per share
Basic	$0.45	$0.35

Diluted	$0.45	$0.35

Weighted average shares outstanding
Basic	20,663	18,404

Diluted	20,687	18,427

Dividends per share of common stock	$0.5800	$0.5750